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                                                                    EXHIBIT 1.01

                                 TERMS AGREEMENT

                                                               February 19, 2004



Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013
Attn:  Treasurer

Dear Sirs:

         We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $405,000,000 aggregate principal amount of its Enhanced Income Strategy (SM) Principal-Protected Notes with Income and Appreciation Potential Linked to the 2004-1 Dynamic Portfolio Index(SM) due February 26, 2009 (the "Notes"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 40,500,000 Notes in the principal amount of $405,000,000 at 96.5% of the principal amount. The Closing Date shall be February 26, 2004 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

         The Notes shall have the following terms:

Title:                              Enhanced Income Strategy (SM)
                                    Principal-Protected Notes with Income and
                                    Appreciation Potential Linked to the 2004-1
                                    Dynamic Portfolio Index(SM) due February 26,
                                    2009

Maturity:                           February 26, 2009

Maturity Payment:                   Holders of the Notes will be entitled to
                                    receive at maturity the Maturity Payment (as defined in the Prospectus Supplement to be dated February 19, 2004 relating to the Notes)

Interest Rate:                      The interest payable on the Notes will vary
                                    and may

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                                    be zero. The interest on the Notes
                                    for any quarter will depend on the
                                    allocation of the 2004-1 Dynamic Portfolio
                                    Index to the 2004-1 Income 10 Buy-Write
                                    Index portfolio and on the notional income on the 2004-1 Income 10 Buy-Write Index (as described in "Description of the Notes -- Interest" in the Prospectus Supplement to be dated February 19, 2004 relating to the Notes). If the amount of the 2004-1 Dynamic Portfolio Index allocated to the 2004-1 Income 10 Buy-Write Index portfolio falls to zero at any time during the term of the Notes, no interest will be paid for the remaining term of the Notes.

Interest Payment Dates:             May 26, 2004, August 26, 2004, November 26,
                                    2004, February 26, 2005, May 26, 2005,
                                    August 26, 2005, November 26, 2005, February
                                    26, 2006, May 26, 2006, August 26, 2006,
                                    November 26, 2006, February 26, 2007, May
                                    26, 2007, August 26, 2007, November 26,
                                    2007, February 26, 2008, May 26, 2008,
                                    August 26, 2008, November 26, 2008, and
                                    February 26, 2009.

Regular Record Dates:               May 19, 2004, August 19, 2004, November 19,
                                    2004, February 19, 2005, May 19, 2005,
                                    August 19, 2005, November 19, 2005, February
                                    19, 2006, May 19, 2006, August 19, 2006,
                                    November 19, 2006, February 19, 2007, May
                                    19, 2007, August 19, 2007, November 19,
                                    2007, February 19, 2008, May 19, 2008,
                                    August 19, 2008, November 19, 2008, and
                                    February 19, 2009.

Initial Price To Public:            100% of the principal amount thereof, plus
                                    accrued interest from February 26, 2004 to date of payment and delivery

Trustee:                            The Bank of New York

Indenture:                          Indenture, dated as of October
                                    27, 1993, as amended from time to time

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         All the provisions contained in the document entitled "Salomon Smith
Barney Holdings Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

(B) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on February 26, 2004 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the Notes or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date letters from PricewaterhouseCoopers LLP and KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Richard Ketchum, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

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         Please accept this offer no later than 9:00 p.m. on February 19, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:



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         "We hereby accept your offer, set forth in the Terms Agreement, dated
February 19, 2004, to purchase the Notes on the terms set forth therein."

                                               Very truly yours,



                                               CITIGROUP GLOBAL MARKETS INC.


                                               By: /s/ Ramesh K. Menon
                                                   -----------------------------
                                                   Name:  Ramesh K. Menon
                                                   Title: Managing Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.



By: /s/ Mark Kleinman
    ---------------------------------------------
    Name:  Mark I. Kleinman
    Title: Executive Vice President
           and Treasurer